Exhibit 99.1

Kymera Therapeutics Announces Fourth Quarter and Full Year 2023 Financial Results and Provides a Business Update

KT-474/SAR444656 (IRAK4) Phase 2 program advancing in HS and AD with data expected in first half of 2025

KT-621 (STAT6) expected to start Phase 1 in second half of 2024 and
KT-294 (TYK2) expected to start Phase 1 in first half of 2025, both with Phase 1 data in 2025

Additional KT-333 (STAT3) and KT-253 (MDM2) Phase 1 data expected in 2024

Well-capitalized with $745 million1 in cash as of January 9, 2024, and runway into the first half of 2027

Company to hold call and webcast today at 8:30 a.m. ET

Watertown, Mass. (February 22, 2024) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of small molecule medicines using targeted protein degradation (TPD), today reported financial results for the fourth quarter and full year ended December 31, 2023, and provided business highlights and updates on its pipeline of protein degraders.

“In 2023, we made significant progress with our industry-leading degrader portfolio, reinforcing the potential of targeted protein degradation to have a meaningful impact on patient’s lives. Our ability to deliver reproducible and differentiated innovation has been demonstrated across multiple programs and disease areas including KT-474, KT-333 and KT-253, all advancing in clinical testing. Furthermore, with the expansion of our first-in-class immunology pipeline with our STAT6 and TYK2 programs, we have the potential to revolutionize the treatment of many immuno-inflammatory diseases using oral degrader medicines with the potential for biologics-like activity,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics.

Dr. Mainolfi continued, “Looking ahead, we’re excited to further demonstrate the advantages that our technology and platform have shown over traditional medicines and the utility of this unique mechanism across different disease contexts. We are well capitalized to execute on our strategy and invest in our best-in-industry pipeline and are energized by the opportunity to deliver on our vision and, most importantly, improve patients’ lives.”

Business Highlights, Recent Developments and Upcoming Milestones

KT-474/SAR444656 IRAK4 Degrader

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Sanofi initiated two randomized, placebo-controlled Phase 2 trials evaluating KT-474 for the treatment of hidradenitis suppurativa (HS) and atopic dermatitis (AD), and the first patients were dosed in both trials in the fourth quarter of 2023. Under the terms of the Sanofi/Kymera collaboration, the dosing of the first patients generated milestone payments totaling $55 million. Enrollment in both trials is ongoing, with topline data expected to be reported in the first half of 2025.

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In November, Kymera published the KT-474 Phase 1 trial results in Nature Medicine, showing robust target knockdown and pathway inhibition in healthy volunteers and reduction of disease-relevant inflammatory biomarkers in the blood and skin of HS and AD patients associated with improvement in skin lesions and symptoms.

KT-621 STAT6 Degrader

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Kymera unveiled its first-in-class oral STAT6 degrader, KT-621, at its Immunology R&D Day in January. STAT6 is a transcription factor specific for the IL-4/IL-13 signaling pathway that drives Type 2 inflammation in allergic diseases. In Kymera’s preclinical testing, KT-621 selectively and potently degraded STAT6 and fully blocked the IL-4/IL-13 pathway with preclinical activity in human cells and animal models equal or superior to the monoclonal antibody targeting IL-4Ra, dupilumab, thereby demonstrating broad potential across a number of dermatologic, respiratory and gastrointestinal allergic diseases.

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The Company plans to share additional preclinical data at upcoming medical meetings, expects to initiate a Phase 1 clinical trial in the second half of 2024 and report the Phase 1 results in 2025.

KT-294 TYK2 Degrader

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Kymera unveiled its first-in-class oral TYK2 degrader, KT-294, at its Immunology R&D Day in January. TYK2 is a member of the Janus Kinase (JAK) family required for Type I interferon, IL-12 and IL-23 signaling with both genetic and clinical validation in autoimmune and inflammatory diseases. KT-294 selectively and potently degrades TYK2, phenocopying the inhibition of Type I interferon, IL-12 and IL-23 signaling seen in humans with TYK2 loss of function mutations, while sparing IL-10 signaling needed for gastrointestinal epithelial integrity and mucosal healing. This profile has the potential to circumvent the limitations of both selective and non-selective TYK2 small molecule inhibitors, providing a best-in-class opportunity in several indications including inflammatory bowel disease, lupus and psoriasis.

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The Company plans to share additional preclinical data at upcoming medical meetings, expects to initiate a Phase 1 clinical trial in the first half of 2025 and report the Phase 1 results in 2025.

KT-333 STAT3 Degrader

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At the American Society of Hematology (ASH) Annual Meeting in December, Kymera reported interim data from the KT-333 Phase 1 clinical trial through an October 18, 2023 cut-off, demonstrating early signs of antitumor activity at doses that were generally well-tolerated and associated with substantial STAT3 knockdown in blood and tumor. An interferon gamma signature predictive of sensitivity to anti-PD-1 therapy was induced in the tumor biopsy of a cutaneous T-cell lymphoma (CTCL) patient following treatment on the Phase 1 study, indicating the potential of KT-333 to synergize with PD-1 antibody therapy. The Phase 1a dose escalation portion of the clinical trial is ongoing.

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The Company expects to complete the Phase 1a study and share additional proof-of-concept data to inform the program’s next development steps in 2024. These data are expected to be presented at a medical meeting.

KT-253 MDM2 Degrader

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In November, the Company shared preliminary data from the KT-253 Phase 1 clinical trial, as of a data cut-off of October 20, 2023, from the first 2 dose levels of Arm A (solid tumors and lymphomas) with enrollment to dose level 3 ongoing. The data demonstrated evidence of target engagement and p53 pathway activation, as well as initial antitumor activity and a lack of the traditional hematological toxicity seen with small molecule inhibitors. Kymera is also developing a biomarker-based patient selection strategy for subsequent development beyond Phase 1a. Enrollment to Arm B in high grade myeloid malignancies, including AML, is underway.

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The Company expects to complete the Phase 1a study and share additional proof-of-concept data to inform the program’s next development steps at a medical meeting in 2024.

Corporate Updates

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In January, the Company announced the closing of its upsized underwritten equity offering. Kymera intends to use the approximately $301 million net proceeds from the offering to continue to advance its pipeline of preclinical and clinical degrader programs that are designed to address large patient populations with significant need and clear commercial opportunity, and for working capital and other general corporate purposes. With cash of approximately $745 million as of January 9, 2024, the Company is well-capitalized with an expected cash runway into the first half of 2027.

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Kymera is relocating its corporate headquarters in Watertown, MA, to support the growing organization and scale critical research and development capabilities to enable the expansion and progress of the Company’s innovative pipeline into areas that address large clinical and commercial opportunities.

Program Background Information

For more information on Kymera’s pipeline visit our website.

Financial Results

Collaboration Revenues: Collaboration revenues were $47.9 million for the fourth quarter of 2023 and $78.6 million for the year ended December 31, 2023, compared to $16.1 million and $46.8 million, respectively, for the same periods of 2022. Collaboration revenues in the fourth quarter of 2023 include revenue from the Company’s Sanofi collaboration, including revenue related to the recognition of the recently achieved Phase 2 milestones.

Research and Development Expenses: Research and development expenses were $53.0 million for the fourth quarter of 2023 and $189.1 million for the year ended December 31, 2023, compared to $43.1 million and $164.2 million, respectively, for the same periods of 2022. This increase was primarily due to increased expenses related to the investment in the Company’s platform and discovery programs, as well as an increase in occupancy and related costs due to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $5.3 million for the fourth quarter of 2023 and $21.6 million for the year ended December 31, 2023, compared to $4.5 million and $18.0 million, respectively, for the same periods in 2022.

General and Administrative Expenses: General and administrative expenses were $14.2 million for the fourth quarter of 2023 and $55.0 million for the year ended December 31, 2023, compared to $11.6 million and $43.8 million, respectively, for the same periods of 2022. The increase in annual expense was primarily due to increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, occupancy, and other expenses from an increase in headcount to support growth as a public company. Stock based compensation expenses included in G&A were $5.6 million for the fourth quarter of 2023 and $21.6 million for the year ended December 31, 2023, compared to $4.4 million and $17.5 million, respectively, for the same periods in 2022.

Net Loss: Net loss was $14.4 million for the fourth quarter of 2023 and $147.0 million for the year ended December 31, 2023, compared to a net loss of $34.9 million and $154.8 million, respectively, for the same periods of 2022.

Cash and Cash Equivalents: As of January 9, 2024, Kymera had approximately $745 million in cash, cash equivalents, and investments. Kymera expects that its cash and cash equivalents, which include the net proceeds from the sale of common stock and pre-funded warrants in a public offering on January 4, 2024, of approximately $301 million, will provide the Company with an anticipated cash runway into the first half of 2027. Its existing cash is expected to take the Company beyond the Phase 2 data for KT-474, as well as additional proof-of-concept data for KT-253 and KT-333, and several clinical inflection points for its STAT6 and TYK2 programs while Kymera continues to identify opportunities to accelerate growth and expand its pipeline, technologies and clinical indications.

Conference Call

Kymera will host a conference call and webcast today, February 22, 2024, at 8:30 a.m. ET. To access the conference call via phone, please dial +1 (833) 630-2127 or +1 (412) 317-1846 (International) and ask to join the Kymera Therapeutics call. A live webcast of the event will be available under News and Events in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available following the event for three months.

1Unaudited, estimated cash as of January 9, 2024, inclusive of approximately $301 million of net proceeds from the company’s recently-closed equity offering and a $15 million payment received from Sanofi for a Phase 2 dosing milestone achieved in the fourth quarter of 2023.

About Kymera Therapeutics

Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on delivering oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Kymera is also progressing degrader oncology programs that target undrugged or poorly drugged proteins to create new ways to fight cancer. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X (previously Twitter) or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements by Kymera Therapeutics regarding its: strategy, business plans and objectives for its clinical programs; plans and timelines for the preclinical and clinical development of its product candidates, including the therapeutic potential, clinical benefits and safety thereof; expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials; the ability to initiate new clinical programs; and Kymera's financial condition and expected cash runway into the first half of 2027. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "expect," "estimate," "seek," "predict," "future," "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the timing and anticipated results of our current and future preclinical studies and clinical trials, supply chain, strategy and future operations; the delay of any current and future preclinical studies or clinical trials or the development of Kymera Therapeutics' drug candidates; the risk that the results of current preclinical studies and clinical trials may not be predictive of future results in connection with current or future preclinical and clinical trials, including those for KT-474 (SAR444656), KT-621, KT-294, KT-333 and KT-253; Kymera Therapeutics' ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Kymera Therapeutics' planned interactions with regulatory authorities; obtaining, maintaining and protecting its intellectual property; the risks associated with pandemics or epidemics; and Kymera Therapeutics' relationships with its existing and future collaboration partners. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the Annual Report on Form 10-K for the period ended December 31, 2023, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics' subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC. Consolidated Balance Sheets (In thousands, except share and per share amounts) (Unaudited)
	December 31, 2023	December 31, 2022
Assets
Cash, cash equivalents and marketable securities	$ 436,315	$ 559,494
Property and equipment, net	48,134	13,334
Right-of-use assets, operating lease	52,945	8,909
Other assets	38,365	21,397
Total assets	$ 575,759	$ 603,134
Liabilities and Stockholders’ Equity
Deferred revenue	$ 54,651	$ 63,260
Operating lease liabilities	82,096	14,681
Other liabilities	44,041	35,042
Total liabilities	180,788	112,983
Total stockholders’ equity	394,971	490,151
Total liabilities and stockholders’ equity	$ 575,759	$ 603,134

KYMERA THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Collaboration Revenue—from related parties	$ 47,884	$ 16,139	$ 78,592	$ 46,826

Operating expenses:
Research and development	$ 52,970	$ 43,133	$ 189,081	$ 164,248
General and administrative	14,227	11,637	55,041	43,834
Total operating expenses	67,197	54,770	244,122	208,082
Loss from operations	(19,313)	(38,631)	(165,530)	(161,256)
Other income (expense):
Interest and other income	4,996	3,824	18,764	6,624
Interest and other expense	(52)	(58)	(196)	(176)
Total other income	4,944	3,766	18,568	6,448
Net loss attributable to common stockholders	$ (14,369)	$ (34,865)	$ (146,962)	$ (154,808)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.25)	$ (0.60)	$ (2.52)	$ (2.87)
Weighted average common stocks outstanding, basic and diluted	58,521,837	57,889,273	58,365,499	53,933,229

Investor and Media Contact: Justine Koenigsberg Vice President, Investor Relations investors@kymeratx.com media@kymeratx.com 857-285-5300